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                                                                     EXHIBIT 6.4




                                      LEASE





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                                TABLE OF CONTENTS

       SECTION                                                           PAGE

         I.      BASIC LEASE PROVISIONS................................... 1

         II.     LEASE OF PREMISES........................................ 2

         III.    RIGHT OF FIRST REFUSAL................................... 4

         IV.     PARTIAL SURRENDER........................................ 4

         V.      RENT..................................................... 4

         VI.     UTILITIES AND SERVICES................................... 8

         VII.    USE...................................................... 9

         VIII.   INSURANCE................................................ 9

         IX.     REPAIRS AND MAINTENANCE; ALTERATIONS.....................10

         X.      MECHANICS LIENS..........................................11

         XI.     OPTION TO EXTEND.........................................12

         XII.    DEFAULTS OF TENANT.......................................14

         XIII.   DESTRUCTION AND RESTORATION..............................15

         XIV.    CONDEMNATION.............................................16

         XV.     ASSIGNMENT AND SUBLETTING................................16

         XVI.    SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT............17

         XVII.   LANDLORD'S ACCESS........................................18

         XVIII.  SURRENDER AND HOLDING-OVER...............................18

         XIX.    HAZARDOUS AND TOXIC MATERIALS............................18

         XX.     DEFAULTS BY LANDLORD.....................................20

         XXI.    ATTORNEYS' FEES .........................................20

         XXII.   FORCE MAJEURE ...........................................20

         XXIII.  MISCELLANEOUS PROVISIONS.................................20







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                                      LEASE

I.       BASIC LEASE PROVISIONS

         A.       DATE OF LEASE:_______,19_____.

         B.       LANDLORD (hereafter referred to as "LANDLORD"):

                  EBS Building, L.L.C.

                  --------------------------

                  --------------------------

         C.       TENANT (hereafter referred to as "TENANT"):

                  Edison Brothers Stores, Inc.
                  501 North Broadway
                  St.  Louis, Missouri 63102

         D.       BUILDING:

                  501 North Broadway
                  St.  Louis, Missouri 63102

         E. PREMISES: 260,060 square feet (hereinafter referred to as the "RENTABLE AREA OF THE PREMISES") located on Floors 1 through 7 of the Building (more particularly shown on Exhibit "A" attached hereto); plus a 1st Floor mezzanine area containing approximately 9,421 square feet and a 2nd Floor mezzanine area containing approximately 3,587 square feet, which areas will be included as part of the Premises but not included in the Rentable Area of the Premises. The "PREMISES" contain approximately 273,068 square feet located as follows:

                           Floor 1                            34,065 square feet
                           Floor 1(mezzanine)                  9,421 square feet
                           Floor 2                            25,187 square feet
                           Floor 2(mezzanine)                  3,587 square feet
                           Floor 3                            46,008 square feet
                           Floor 4                            46,008 square feet
                           Floor 5                            46,008 square feet
                           Floor 6                            31,392 square feet
                           Floor 7                            31,392 square feet
                                                             ------
                                                             273,068 square feet

         F. COMMENCEMENT DATE: The date (hereinafter referred to as the "COMMENCEMENT DATE") on which Landlord first holds fee simple title to the Building.

         G. LEASE YEAR: A period of twelve consecutive calendar months, the first Lease Year beginning on the Commencement Date and extending through the last day of the twelfth (12th) full calendar month following the Commencement Date. Subsequent Lease Years will expire on the anniversary date of the first Lease Year. If the Commencement Date occurs on the first day of a month, the month in which such Commencement Date occurs will be the first full calendar month of the first Lease Year. If the Commencement Date occurs on other than the first day of a month, the month following the month in which the Commencement Date occurs will be the first full calendar month of the first Lease Year.

         H. LEASE TERM: The term of this Lease (hereinafter referred to as the "LEASE TERM") will commence on the Commencement Date and will expire at midnight on the last day of the third (3rd) Lease Year (hereinafter referred to as the "EXPIRATION DATE").

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         I.       ANNUAL BASE RENT:  $9.00 per square  foot of Rentable  Area of the  Premises  per year  during  Lease  Years 1-3 of the Lease
                  Term.

         J. TENANTS PRO RATA SHARE: "TENANT'S PRO RATA SHARE" as used in this Lease shall mean fifty-nine and eight-tenths percent (59.8%), which is the quotient (expressed as a percentage) derived by dividing the Rentable Area of the Premises (260,060 square feet) by the Rentable Area of the Building (434,136 square feet).

         K. COMMON AREAS: Those portions of the Building intended for use in common by Landlord, Tenant, the other tenants of the Building and the employees, agents, concessionaires, vendors, customers and invitees of each of them, such Common Areas to include the portions of Floors 1 and 2 shown outlined in red on Exhibit "B" attached hereto and, with respect to the other Floors of the Building that are not occupied entirely by one
                  (1) tenant, the elevator lobby, toilet rooms, mechanical rooms, common stairwells and common hallways on each such Floor.

         L.       EXHIBITS:

                  1.   EXHIBIT A:  Floor plans depicting Floors 1 through 7 of
                                   the Building and indicating the Rentable
                                   Floor Area on each Floor.

                  2.   EXHIBIT B:  Floor plans depicting Floors 1 and 2 of the
                                   Building and showing the "Common Areas" on each Floor outlined in red, the "Meeting and Media Areas" crosshatched in green and the "Atrium" cross-hatched in blue.

                  3.   EXHIBIT C:  A plan showing the "St. Louis Centre Access
                                   Area" outlined in red.

                  4.   EXHIBIT D:  Floor plans depicting levels B-1 and B-2 of
                                   the Building's parking garage.

                  5.   EXHIBIT E:  Building Rules and Regulations.

                  6.   EXHIBIT F:  A plan showing the 11th Floor conference
                                   area.

II.      LEASE OF PREMISES

         For and in consideration of the rental and of the covenants and agreements hereinafter set forth to be kept and performed by Landlord and Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises as described in Section I.E. (referred to herein as the "PREMISES") which are contained in the building (which, together with the land on which such building is located and an appurtenances thereto, is referred to herein as the "BUILDING") located at 501 North Broadway, St. Louis, Missouri, for the term and upon the conditions provided in this Lease.

         Tenant has taken possession of the Premises and is conclusively deemed to have accepted the Premises in the condition existing on the Commencement Date and to have waived all claims against Landlord relating to the condition of the Premises and the Building on the Commencement Date. Landlord hereby waives all claims against Tenant relating to the condition of the Premises and the Building on the Commencement Date. No agreement of Landlord or Tenant to alter, remodel, decorate, clean or improve the Premises or the Building and no representation regarding the condition of the Premises or the Building has been made by or on behalf of Landlord or Tenant, except as stated in this Lease.

         The Rentable Area of the Premises shall be as stated in Section I.E. In the event the Rentable Area of the Premises is hereafter expanded or reduced so as to be more or less than the area described in Section I.E. the Annual Base Rent shall be proportionately adjusted on the basis of the per square foot Annual Base Rent as set forth in Section I.I.

         The "COMMON AREAS" shown outlined in red on Exhibit "B" hereto, as well as the Common Areas located on other Floors of the Building, will be provided and maintained by Landlord during the Lease Term as areas for use by Tenant in common with Landlord, the other

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tenants or occupants of the Building and the employees, agents, concessionaires, vendors, customers and invitees of each of them and Tenant is hereby granted the non-exclusive right to use and enjoy all such Common Areas in and around the Building during the Lease Term. The Common Areas, including the Meeting and
Media Areas and the Atrium, will continue during the Lease Term to be used for the same purposes and in the same manner as those areas are being used at the date of this Lease.

         Tenant shall have the exclusive right to conduct "special events", such as rallies, meetings, fashion shows, special sales and promotions, receptions, parties and luncheons in the Atrium from time to time as Tenant deems appropriate. Tenant shall be permitted to decorate the Atrium as Tenant sees fit for any such special event, but Tenant shall be responsible for removing such decorations and restoring the Atrium to its customary configuration and condition immediately following any such special event. No other person or entity will be permitted to use or control the Atrium to the exclusion of Tenant and, except for Tenant's special events, the Atrium will be maintained at all times by Landlord in a manner that will minimize noise or other interruptions of or distractions from the business being conducted by Tenant in the Premises.

         The personal property located in and/or serving the Atrium and the Meeting and Media Areas will continue to be owned and maintained by Tenant. Such property includes, without limitation, tables, chairs, benches, plants and other decorative items, cooking equipment and utensils, electronic and audio-visual equipment. Tenant may remove or replace any such property or equipment at any time.

         No modification, alteration or addition to the Common Areas of the Building will be permitted without the advance written consent of Tenant, which consent will not be unreasonably withheld.

         No change in the decor or ambiance of the Atrium or Meeting and Media Areas will be permitted without the advance written consent of Tenant, which consent will not be unreasonably withheld.

         Scheduling of the use of the Meeting and Media Areas will remain under the control of Tenant during the Lease Term. Tenant will use reasonable efforts to accommodate the needs of Landlord and the other tenants of the Building with regard to their use of the Meeting and Media Areas.

         The St. Louis Centre Access Area (the "ACCESS AREA") shown outlined in red on Exhibit "C" hereto will be considered a Common Area for all purposes hereunder even though it is not a part of the Building. The Access Area is presently leased by Tenant from the Land Clearance For Redevelopment Authority of the City of St. Louis (the "LCRA") pursuant to a lease dated December 22, 1982 (the "ACCESS LEASE"). The Access Lease is for a term of twenty (20) years plus ten (10) consecutive options to extend the term of five (5) years each (the "ACCESS Term"). The Access Area will be subleased to Landlord by Tenant for a term corresponding to the Access Term. Rent payable by Landlord pursuant to such sublease will be Zero Dollars ($0.00) for so long as Tenant occupies all or any portion of the Premises. Thereafter, Landlord shall pay directly to the LCRA, as rent for the Access Area, that portion of the rent and other charges payable pursuant to the Access Lease that is attributable to the Access Area. The intent of the parties is that Tenant should have no responsibility whatsoever for the Access Area if Tenant does not lease or occupy any portion of the Building. The Access Area will be maintained by Landlord during the Lease Term as a means of access to and from the Building and the St. Louis Centre and St. Louis Centre Garage. Security will be provided by Landlord controlling access to the Building from the St. Louis Centre and St. Louis Centre Garage in substantially the same manner as is provided at the date of this Lease.

         Tenant shall have the right to occupy the 8th Floor of the Building and a conference area located on the 11th Floor of the Building (more particularly shown on Exhibit F attached hereto) on a rent-free basis for a period of up to one (1) year from and after the Commencement Date. Notwithstanding the foregoing, if (i) Landlord leases all or any part of the 8th Floor to any third party, Landlord shall promptly notify Tenant in writing and Tenant shall thereafter vacate the 8th Floor or such portion thereof as has been leased by Landlord within Sixty (60) days after the date of such notice, and (ii) Landlord leases the 11th Floor conference area to any third party,


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Landlord shall promptly notify Tenant in writing and Tenant shall thereafter vacate the 11th Floor conference area within five (5) days after the date of such notice.

III.     RIGHT OF FIRST REFUSAL

         If, at any time after the date of this Lease and while this Lease is in full force and effect, Landlord should receive from a bona fide, arm's-length prospective tenant a bona fide written offer ("BONA FIDE OFFER") to lease any space in the Building that is available for lease (the "OFFER SPACE"), and should Landlord desire to accept the Bona Fide Offer, Landlord shall first make a written offer (the "TENANT OFFER") to lease the Offer Space to Tenant at the rent and upon the terms and conditions set forth in the Bona Fide Offer. The Tenant Offer shall be accompanied by a copy of the Bona Fide Offer. Tenant may accept the Tenant Offer by service of notice of acceptance on Landlord on or before the thirtieth (30th) day following delivery of the Tenant Offer to Tenant (the "ACCEPTANCE PERIOD"). If the Tenant Offer is accepted, Landlord and Tenant will, within ninety (90) days following the date of Tenant's notice of acceptance, enter into a lease of the Offer Space in the form of this Lease, but substituting only the terms of the Bona Fide Offer to the extent such terms are inconsistent with the terms of this Lease. If Tenant fails to fully and timely accept the Tenant Offer as herein provided, Landlord may lease the Offer Space to the bona fide prospective tenant making the Bona Fide Offer in accordance with the terms thereof; provided, however, that if Landlord fails to consummate the lease of the Offer Space on the same terms and conditions as are set forth in the Bona Fide Offer within ninety (90) days following the expiration of the Acceptance Period, the Offer Space shall again be subject to Tenant's right of first refusal.

IV.      PARTIAL SURRENDER

         Tenant shall have the right, upon at least nine (9) months written notice to Landlord, to surrender the sixth (6th) floor of the Building to Landlord. Tenant shall also have the right, independent of the right granted in the previous sentence, upon at least nine (9) months written notice to Landlord, to surrender the seventh (7th) floor of the Building to Landlord. Tenant will vacate any space thus surrendered in accordance with Section XVIII below, whereupon this Lease will be deemed automatically amended so as to remove the surrendered space from the Premises and the Rentable Area of the Premises for all purposes, including the payment of Annual Base Rent and Additional Base Rent.

VI.      RENT

         Commencing with the Commencement Date Tenant agrees to pay as Rent for the Premises, at the times and in the manner hereinafter provided and without offset or reduction of any kind whatsoever, the following sums of money.

         A. ANNUAL BASE RENT: The Annual Base Rent set forth in Section I.I shall be payable in twelve (12) equal monthly installments during each Lease Year in advance, on the-first day of each calendar month. Should the Commencement Date occur on a day of the month other than the first day of such month, then the rental for the first fractional month shall be prorated based upon a thirty (30) day month.

         B. ADDITIONAL BASE RENT: During each Lease Year of the Extension Period (as defined in Section XI below), Tenant shall pay to Landlord, as Additional Base Rent hereunder, Tenant's Pro Rata Share of the amount, if any, by which Basic Costs (hereinafter defined) for the applicable Lease Year exceed Basic Costs for the Base Year. "BASE YEAR" shall mean the third (3rd) Lease Year of the Lease Term. Tenant's Pro Rata Share of such excess, if any, for any such Lease Year is hereinafter referred to as the "EXCESS". In the event that Basic Costs in any such Lease Year decrease below the amount of Basic Costs for the Base Year, Tenant's Pro Rata Share of Basic Costs for such Lease Year shall be deemed to be $0.

         Tenant shall pay to Landlord, on the first day of each month during the Extension Period, an estimated payment on account of Additional Base Rent for the current Lease Year in the amount Landlord shall reasonably specify from time to time by written notice to Tenant.

         Within sixty (60) days following the end of each Lease Year during the Extension Period, Landlord shall provide to Tenant a statement (a "STATEMENT") of the actual Basic Costs


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associated with the Building during the Lease Year just concluded and the amount of the Excess, if any, for such Lease Year. On or before thirty (30) days after delivery of such Statements, Tenant will pay to Landlord the Excess, if any, attributable to such Lease Year, minus any monthly installments of Additional Base Rent previously paid by Tenant to Landlord for such Lease Year.

         If the monthly installments of Additional Base Rent actually paid by Tenant for any Lease Year prove to be in excess of the actual Excess for such Lease Year, then Landlord shall apply any such excess amount as a credit against Tenant's estimated Additional Base Rent or Base Rent next becoming due and payable hereunder, or if no further Additional Base Rent or Base Rent will be due hereunder and Tenant is not in default hereunder, promptly refund such overpayment to Tenant. Failure or delay in delivering any Statement, or failure or delay in computing the Excess, shall not be deemed a waiver by Landlord of its right to deliver such items nor shall any such failure or delay be deemed a release of Tenant's obligations with respect to any Statement, or constitute a default hereunder. The provisions of this paragraph shall survive the expiration of the Lease Term or the termination of this Lease.

         Notwithstanding the above, Tenant will in no event be responsible to pay any portion of any Excess for any Lease Year that is more than three percent (3%) of the Basic Costs actually paid by Landlord during the immediately preceding Lease Year.

         "BASIC COSTS" shall mean all costs and expenses paid or incurred in each Lease Year in connection with owning, operating, managing, maintaining and repairing the Building, including, but not limited to, the following:

                  1. All labor costs for all persons performing services required or utilized in connection with the operation, management, repair, maintenance and control of access to the Building, including but not limited to amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and other similar taxes, workers' compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.

                  2. All rental and/or purchase costs of materials, supplies, tools and equipment used in the operation, management, repair, maintenance and control of access to the Building.

                  3. All amounts charged to Landlord by contractors and/or suppliers for services, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, and control of access to any part of the Building, including, without limitation, the heating, air conditioning, ventilating, plumbing, electrical elevator and other systems and equipment.

                  4. All insurance premiums and costs paid by Landlord for fire and extended coverage insurance, earthquake and extended coverage insurance, liability and extended coverage insurance, rental loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by lessors of comparable office buildings in downtown St. Louis.

                  5. Charges for all utilities, including but not limited to water, electricity, gas and sewer, but excluding those charges for which Landlord is otherwise reimbursed by Tenant or by other tenants.

                  6. "TAXES," which, for purposes hereof, shall mean: (a) all real estate taxes and assessments on the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (b) all personal property taxes for the Building's personal property, including license expenses, (c) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (d) all costs and fees incurred in connection with seeking reductions in or refunds of Taxes (whether or not successful) including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building, but excluding income taxes. For




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         the purpose of determining real estate taxes and assessments for any given year, the amount to be included in Taxes for such year shall be as follows: (1) with respect to any special assessment that is payable in installments, Taxes for such year shall include the amount of the installment due and payable during such year; and (2) with respect to all other real estate taxes, Taxes for such year shall be the amount due and payable for such year. If a reduction in Taxes is obtained for any year of the Lease Term, then Basic Costs for such year will be retroactively adjusted and Landlord shall promptly refund to Tenant its Pro Rata Share of such reduction.

                  7. The cost of all maintenance service pursuant to written agreements, including those for equipment, alarm service, window cleaning, drapery or venetian blind cleaning, janitorial services, pest control, uniform supply, plant maintenance and landscaping.

                  8. The cost of all repairs and general maintenance of the Building neither specified above nor directly billed to tenants.

                  9. The amortized cost of capital improvements made to the Building which are: (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Building; or (b) required to comply with any laws, rules or regulations of any governmental authority or a requirement of Landlord's insurance carrier. The cost of such capital improvements shall be amortized over the useful life of such improvements consistent with the guidelines established by the Internal Revenue Service.

                  10. Legal expenses; provided, however, that legal expenses shall not include the cost of negotiating leases, collecting rents, evicting tenants nor shall it include costs incurred in legal proceedings with or against any tenant or to enforce the provisions of any lease (other than the Building rules and regulations).

         Specifically excluded from "Basic Costs" are the following:

         (1) Repairs or other work occasioned by (i) fire, windstorm, or other casualty to the extent Landlord receives insurance proceeds therefor (except to the extent that lack of proceeds is due to Landlord's failure to carry insurance as required hereunder or Landlord's use of deductibles or self-insurance), or (ii) the exercise of the right of eminent domain to the extent Landlord receives a condemnation award therefor;

         (2) Leasing commissions, brochures, marketing supplies, attorneys' fees, costs, and disbursements and other expenses incurred in connection with seeking tenants for the Building and negotiation of leases with prospective tenants;

         (3) Rental concessions granted to specific tenants and expenses incurred in renovating or otherwise improving or decorating, painting, or redecorating space for specific tenants;

         (4) Landlord's cost of electricity and other services sold or provided to tenants in the Building and for which Landlord is entitled to be reimbursed by such tenants as a separate additional charge or rental over and above the base rental or additional base rental payable under the lease with such tenant;

         (5) Overhead and profit increment paid to subsidiaries or other affiliates of Landlord for services on or to the Building and/or Premises to the extent only that the costs of such services exceed the competitive cost for such services;

         (6) All items (including repairs) and services for which Tenant or other tenants pay directly to third parties or for which Tenant or other tenants reimburse Landlord (other than through Basic Costs);

         (7)      Advertising and promotional expenditures;


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         (8)      Costs incurred in connection with the sale, financing,
                  refinancing, mortgaging or sale of the Building, including brokerage commissions, attorneys' and accountants' fees, closing costs, title insurance premiums, transfer taxes and interest charges;

         (9) Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utilities bills and other costs incurred by Landlord's failure to make such payments when due unless such failure is due to Landlord's good faith and reasonable efforts in contesting the amount of such payments;

         (10) Costs incurred by Landlord for trustee's fees, organizationa1 expenses and accounting fees to the extent relating to Landlord's general corporate overhead and general administrative expenses;

         (11) Costs and fees charged or incurred by Landlord for or attributable to the management of the Building, however such costs or fees may be characterized, computed or expressed;

         (12) Any penalties or liquidated damages that Landlord pays to Tenant under this Lease or to any other tenants in the Building under their respective leases;

         (13) Attorneys' fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants or other occupants of the Building or with prospective tenants (other than attorneys' fees, costs and disbursements and other expenses incurred by Landlord in seeking to enforce Building rules and regulations);

         (14) Capital expenditures of any kind other than those included in paragraph 9 of the definition of Basic Costs recited above.

         Landlord shall maintain books and records of Basic Costs in accordance with sound accounting and management practices, which records shall be available to Tenant for inspection and audit, at Tenant's expense, at the Building during normal business hours upon reasonable prior notice. Notwithstanding the foregoing, Tenant shall not be entitled to claim a readjustment in respect of Tenant's payment of Additional Base Rent for any Lease Year unless a notice to such effect shall be delivered to Landlord within ninety (90) days after the delivery of the Statement for such Lease Year.

         C. RENT TAX: In addition to Annual Base Rent, Additional Base Rent and other charges to be paid by Tenant hereunder, Tenant shall reimburse to Landlord, within 30 days of receipt of a demand therefore, any and all taxes, charges, and/or surcharges payable by Landlord (other than a tax on net income) whether or not now customary or within the contemplation of the parties hereto
(a) upon, allocable to, or measured by the Rentable Area of the Premises or on the rent payable hereunder, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, City or Federal Government with respect to the receipt of such rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

         Tenant also agrees to pay, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon or measured by the value of Tenant's equipment, furniture, fixtures and personal property located in the Premises. Tenant shall comply with the provisions of any law, ordinance or rule of the taxing authorities which requires Tenant to file a report of Tenant's property located in the Premises.

         D. The term "RENT" in this Lease shall be defined to include the Base Annual Rent, Additional Base Rent and all other charges payable by Tenant to Landlord under this Lease. If such amounts or charges are not paid at the time provided in this Lease, they shall bear interest from the date due until paid at a rate of 1.5% per month or the maximum rate of interest permitted by law on the date of execution of this Lease, whichever is less, in order to reimburse Landlord for the loss Tenant agrees Landlord will incur by reason of Tenant's failure to pay that amount in a timely manner. In addition, Landlord shall have all of the rights available to it at law




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and equity for the collection of rent to collect such overdue amounts. If no due date is set forth for any amount payable hereunder, such amount shall be paid within twenty (20) days from the date Landlord renders statements of account.

VI.      UTILITIES AND SERVICES

         Landlord and Tenant acknowledge that utilities and services are presently provided to the Building and the Premises on an "around the clock" basis. Landlord agrees to operate and maintain the Building as a full service building throughout the Lease Term. Landlord will continue to provide utilities and services to or for the benefit of the Premises in substantially the same fashion, quality and capacity and during substantially the same times as such utilities and services are provided to or for the benefit of the Premises at the date of this Lease. Such utilities and services will be provided by Landlord as part of Basic Costs and will include the following:

         A. ELECTRIC: Landlord shall furnish the same total connected load of electricity during the same days and hours as is being provided to the Premises at the date of this Lease.

         If Tenant shall require electric service in excess of that which is being provided at the date of this Lease, Tenant shall first procure the consent of Landlord for the use thereof, which consent Landlord may not unreasonably refuse to grant. Landlord may require that an electric current meter be installed in the Premises so as to measure the amount of such excess electric current consumed and the demand load. The cost of providing the additional service, the meter and its installation, maintenance and repair shall be paid for by Tenant. Tenant agrees to pay Landlord promptly upon demand the cost of all such electric current consumed as reasonably determined by Landlord or as shown by said meters, at the rates (including any surcharges, taxes, etc.) charged for such services by the City, agency, private utility or the local public utility, as the case may be, furnishing the same.

         B. HEATING AND AIR CONDITIONING: Landlord shall provide seasonable heating and air conditioning in the Premises in the same manner, on such days and during such hours as heating and air conditioning are being provided to the Premises at the date of this Lease.

         C. WATER AND TOILET SERVICE: Landlord shall provide and maintain drinking water and toilet facilities in their existing locations in the Building for use by Tenant, its employees and customers.

         D. JANITORIAL AND WINDOW WASHING: Landlord shall continue to provide full service janitorial and window washing services to the Premises consistent with premier corporate headquarters and/or Class A multi-tenant facilities.

         E. ELEVATOR SERVICE: Landlord shall provide passenger and freight elevator service in the same manner, on such days and during such hours as such service is being provided at the date of this Lease. Landlord shall dedicate four (4) of the Building's passenger elevators to serve Floors 1 through 7 exclusively. None of the other passenger elevators will be permitted to stop on Floors 2 through 7. Tenant shall comply with all reasonable rules and regulations governing elevator service.

         F. PHONE SERVICE: Telephone service and its costs shall be the responsibility of Tenant.

         G. SECURITY: Landlord shall provide access to the Premises and the Building and security service for the benefit of the Premises and the Building in the same manner, on such days and during such hours as such service is being provided at the date of this Lease.

         H. PARKING: Landlord will provide and maintain the parking garage located in the Building throughout the Lease Term for the use of Tenant and other tenants of the Building. Tenant shall have the right to utilize all of the 80 parking spaces on Level B-1 of the Building's garage and, in addition, spaces 200-223 located on Level B-2 at no cost to Tenant. Such parking areas and spaces are shown on Exhibit `D" attached hereto as a part of this Lease. All cars shall be parked at the sole risk of the Tenant and Landlord shall not be liable for damage or loss to any automobile or the contents thereof. Tenant shall furnish to Landlord a list of employees entitled to park in the Building's garage and the license number of all vehicles that will use the Building's garage. Tenant and each of its authorized employees shall comply with all reasonable and non-discriminatory rules and regulations of the parking garage.

         L VENDING: Landlord shall provide and maintain vending facilities on each Floor of the Building in locations existing at the date of this Lease and providing service substantially identical to that being provided at the date of this Lease.

         J. NON-LIABILITY: Except in cases involving the willful or negligent act or omission of Landlord, its employees, agents or contractors, Landlord shall not be liable for, and Tenant shall not be entitled to, any damages, actual or consequential, by reason of Landlord's failure to furnish any utilities or services when such failure is caused by accidents, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord, nor shall such interruption be construed as a constructive or other eviction of Tenant.

         Notwithstanding the foregoing, if: (i) Landlord ceases to furnish any service in the Building for a period in excess of two (2) consecutive days, (ii) such cessation does not arise as a result of an act or omission of Tenant, (iii) such cessation is not caused by a fire or other casualty, and (iv) as a result of such cessation, the Premises or a material portion thereof is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of its business) and Tenant in fact ceases to use the Premises, or a material portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent and Additional Base Rent payable hereunder during the period beginning on the third (3rd) consecutive day of such cessation and ending on the day when the service in question has been restored. In the event the entire Premises has not been rendered untenantable by the cessation in service, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered untenantable and not used by Tenant.

         K. ADDITIONAL SERVICE: Landlord shall in no event be obligated to furnish any services or utilities, other than those specified above. If Landlord elects to furnish services or utilities requested by Tenant in addition to those specified above, Tenant shall pay Landlord's then prevailing rates for such services and utilities within ten (10) days after receipt of Landlord's invoices therefor. If Tenant shall fail to make any such payment, Landlord may, without notice to Tenant and in addition to Landlord's other remedies under this Lease, discontinue any or all of the additional services.

VII.     USE

         The Premises may be used for general office purposes only and for no other purpose without the prior written consent of Landlord.

         Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the use, condition, configuration or occupancy of the Premises, including without limitation, the Americans With Disabilities Act (collectively referred to as "LAWS"). Tenant shall provide Landlord with copies of any notices its receives with respect to a violation or alleged violation of any Laws. Tenant will comply with the rules and regulations of the Building attached hereto as Exhibit E and such other reasonable and nondiscriminatory rules and regulations as may be adopted by Landlord from time to time.

         Tenant shall not do, permit or suffer any act or thing which is injurious to the Premises or the Building, which is immoral, a nuisance, contrary to Laws or in violation of the certificate of occupancy issued for the Building or which would result in the cancellation of, or any increase in premiums for, insurance maintained by Landlord with respect to the Premises or the Building.

VIII.    INSURANCE

         A. Landlord shall insure the Building against loss or damage by fire and broad form extended coverage perils, and shall carry public liability insurance, all in such reasonable amounts with such reasonable deductibles as would be carried by a prudent owner of a similar building in the downtown St. Louis area. Landlord may carry any other forms of insurance as it may deem advisable. Tenant shall have no right to any proceeds from such policies. Landlord shall not carry any insurance on any of Tenant's personal property, and shall not be obligated to repair or replace any of it.

         B. Tenant shall procure and maintain policies of insurance, at its own cost and expense, insuring:

                  1. against all claims, demands or actions for injury to or death of any person in an amount of not less than $1,000,000.00, for injury to or death of more than one person in any one accident to the limit of $2,000,000.00, and for damage to property in an amount of not less than $100,000.00 made by, or on behalf of, any person or persons, firm or corporation arising from, related to or connected with the Premises, covering Landlord as an additional insured;

                  2. personal property of Tenant or the personal property of others kept, stored or maintained on the Premises against loss or damage by fire, windstorm or other casualties. (Landlord shall have no rights to proceeds from such personal property insurance.)

                  3. such other insurance as Landlord may reasonably require from time to time.

         C. All insurance policies procured by Tenant shall be issued by responsible insurance companies satisfactory to Landlord and shall name Landlord as an additional insured (as its interest may appear). Certificates of such policies, together with receipt evidencing payment of the premiums, shall be delivered to Landlord prior to the Commencement Date. Not less than thirty (30) days prior to the expiration date of such policies, certificates of renewal thereof (bearing notations evidencing the payment of the renewal premiums) shall be delivered to Landlord. Such policies shall further provide that not less than thirty (30) days' written notice shall be given to Landlord before any such policy may be canceled or changed to reduce the insurance coverage provided thereby.

         D. Certificates of insurance policies procured by Landlord, together with receipt evidencing payment of the premiums, shall be delivered to Tenant prior to the Commencement Date. Not less than thirty (30) days prior to the expiration date of such policies, certificates of renewal thereof (bearing notations evidencing the payment of the renewal premiums) shall be delivered to Tenant.

         Notwithstanding any other provision of this Lease to the contrary, and without limitation of the provisions of this Section VIII, whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties hereto, or anyone claiming by, through, or under it in connection with the Building or the Premises, and (b) such party then is covered in whole or in part by insurance with respect to such loss, cost, damage or expense or is required under this Lease to be so insured, then the party so insured (or so required) hereby waives any claims against and releases the other party from any liability said other party may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance (or which could have been recovered had such insurance been carried as so required). The parties agree to furnish to each insurance company which has or will issue policies of casualty insurance on the Building or the leasehold improvements in the Premises, written notice of said waivers and to have the insurance policies properly endorsed, if necessary, to acknowledge such subrogation waivers. Such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof (except that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereby keeping such release and waiver in full force and effect).

IX.      REPAIRS AND MAINTENANCE; ALTERATIONS

         Landlord, at its expense, which expense will not be included in Basic Costs and will not be subject to reimbursement or contribution by Tenant, agrees to keep, maintain and replace, if necessary, (A) the foundations, exterior walls, roof, roof membrane and roof covering (including interior ceilings if damaged by leaking) of the Building, (B) the sprinkler mains, plumbing, electric and other utility lines serving the Building or connecting the Premises and the Building, and (C) the major components of the heating, ventilating and air conditioning system serving the Building (the "HVAC") in good condition and repair.

         Landlord, at its expense and as a part of Basic Costs, agrees to keep, maintain and replace, if necessary, the entrance and Common Areas of the Building, including, but not limited to, the plumbing systems, electrical systems and toilet facilities, whether by way of janitorial maintenance or service contracts, or otherwise.

         In the event of the failure of Landlord to comply with the terms of this Section IX within ten (10) days after Landlord has received written notice from Tenant of such failure or if compliance cannot reasonably be completed within such ten (10) day period and Landlord shall fail to commence such compliance within three (3) days after notice and proceed diligently thereafter, then Tenant may prosecute such compliance itself and Landlord shall be obligated to reimburse Tenant for the reasonable cost thereof within five (5) days after receipt of a statement from Tenant accompanied by copies of invoices or other supporting documentation. Notwithstanding the foregoing, in the case of an emergency (such as, without limitation, a leaky roof or HVAC breakdown), Tenant shall have the right to prosecute immediately any and all necessary repairs and shall deliver contemporaneous notification to Landlord of the emergency and related repairs; provided, further, that if contemporaneous notice is not practicable, as determined by Tenant in its reasonable judgment, then Tenant shall provide such notice as soon thereafter as reasonably practicable. In no event shall Tenant have the right to offset the cost of any such repairs against Rent due hereunder.

         Notwithstanding anything to the contrary contained herein, Tenant shall reimburse Landlord for the cost of performing any of said maintenance or repairs caused by the negligence of Tenant, its employees, agents, subtenants, contractors or invitees.

         Tenant, at Tenant's sole cost and expense, shall maintain the Premises in good order, condition and repair, including, but not limited to, the interior surfaces of the ceilings, walls and floors, all doors, interior windows, and interior glass surfaces, all plumbing pipes, electrical wiring, switches, fixtures, and items and equipment. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Premises in good order, condition and repair.

         Tenant shall not make any alterations to the exterior of the Premises or to any structural portions of the Building for which Landlord has maintenance responsibility. Tenant shall be permitted to make other interior, nonstructural alterations, additions and improvements to the Premises without Landlord's prior consent. All alterations, additions and improvements to the Premises erected by Tenant which are in the nature of real property shall be and remain the property of Tenant during the term of this Lease; provided, however, that such alterations, additions and improvements shall become the property of Landlord as of the Expiration Date or upon earlier termination of the Lease. With respect to furniture, fixtures, equipment and improvements erected by Tenant which are in the nature of personal property, Tenant shall remove all such items and restore the Premises to its original condition by the Expiration Date or upon earlier termination of the Lease. All such removals and restoration shall be accomplished in a good workmanlike manner by contractors approved in writing by Landlord so as not to damage the primary structure or structural qualities of the Building. All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all governmental laws, ordinances, rules and regulations.

X.       MECHANICS LIENS

         Tenant shall not suffer or permit any mechanic's lien or other lien to be filed against the Building, or any portion thereof, by reason of work, labor, skill, services, equipment or materials supplied or claimed to have been supplied to the Building at the request of Tenant, or of anyone holding the Building, or any portion thereof, by through or under Tenant. If any such mechanic's lien or other lien at any time shall be filed against the Building or any portion thereof, Tenant, within thirty (30) days after the date Tenant first becomes aware of the filing of the same, at Tenant's election, shall cause said lien either to be discharged of record or to be bonded over in a manner which is reasonably acceptable to Landlord. If Tenant shall fail to discharge such mechanic's lien or other lien or to provide security or an indemnity covering potential liability arising out of such lien within such period, then Landlord may, but shall not be obligated to, discharge the same by paying to the claimant the amount claimed to be due or discharge such lien in such manner as is now or may in the future be provided by present or future law for the discharge of such lien as a lien against the Building. Any amount paid by Landlord, or the value of any deposit so made by Landlord, together with all costs, fees and expenses in connection therewith (including reasonable attorneys' fees), shall be repaid by Tenant to Landlord within thirty (30) days after demand therefor. Tenant shall indemnify, defend and hold harmless Landlord and the Building from all losses, costs, damages, expenses, liabilities, suits, penalties, claims, demands and obligations, including, without limitation, reasonable attorneys' fees, resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic's lien or other lien.

XI.      OPTION TO EXTEND

         Subject to the provisions hereinafter set forth in this Section XI, and provided that Tenant is not in default hereunder at any time from the exercise of the option until the Expiration Date, Landlord hereby grants Tenant the option to extend the Lease Term on the same terms, conditions and provisions as contained in this Lease, except as otherwise expressly provided herein, for one
(1) period of either one (1) year (the "ONE YEAR EXTENSION PERIOD") or seven (7) years (the "SEVEN YEAR EXTENSION PERIOD"). Such period, regardless of its duration, may also be referred to herein generally as the "EXTENSION PERIOD"). If exercised in accordance herewith, the Extension Period shall commence on the first (1st) day after the Expiration Date.

         If Tenant delivers an "Extension Notice" as hereinafter provided, the Lease Term shall be extended on the same terms, conditions and provisions as contained herein except that the Annual Base Rent during the One Year Extension Period, if elected by Tenant, shall be $12.00 per square foot of Rentable Area of the Premises per year, and the Annual Base Rent during the Seven Year Extension Period, if elected by Tenant, shall reflect the "Prevailing Market" rate, as determined in accordance with this Section XI.

         Not less than twelve (12) months prior to the Expiration Date, Tenant may request, by written notice to Landlord (the "PRELIMINARY NOTICE"), that Landlord determine the Prevailing Market rate for the Premises as it would be during the Seven Year Extension Period if Tenant elected to exercise its option for such Seven Year Extension Period. Within ten (10) days following Landlord's receipt of the Preliminary Notice, Landlord will notify Tenant of such Prevailing Market rate as reasonably determined by Landlord. If Tenant does not agree with Landlord's determination of such Prevailing Market rate, Tenant, by written notice to Landlord (the Arbitration Notice") within five (5) days after being advised of Landlord's determination of the Prevailing Market rate, shall have the right to have the Prevailing Market rate determined using the following procedures:

                           If Tenant provides Landlord with an Arbitration Notice, each party shall, at its own expense, select and retain an appraiser, with the qualifications set forth below and notify the other party of its selection within ten (10) days after Landlord's receipt of the Arbitration Notice. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least three
                           (3) years experience within the previous ten (10) years as a real estate appraiser working in the downtown St. Louis area, with working knowledge of current rental rates and practices. For purposes of this Lease, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar). Within thirty (30) days after Landlord's receipt of the Arbitration Notice, each appraiser shall determine the Prevailing Market rate and shall notify the other appraiser and both parties of such appraiser's determination. In the event only one party selects an appraiser and notifies the other party of its selection during the ten (10) day period specified above, and such party's appraiser gives such notice within the thirty (30) day period, or in the event an appraiser duly selected by one party fails to give such notice within the thirty (30) day period, then the determination of the Prevailing Market rate made by the selected appraiser who gave such notice shall be deemed to be the Prevailing Market rate. If the determination of the appraisers are within five percent (5%) of each other, the Prevailing Market rate shall be the average of the two (2) determinations. If both appraisers notify each other and both of the parties of their respective determination of the Prevailing Market rate within the thirty (30) day period, and their determinations do not agree within five percent (5%) on the Prevailing Market rate, then within fifteen
                           (15) days after both appraisers notify both parties of their respective determination of the Prevailing Market rate, each party will cause the appraiser selected by it to confer with the other appraiser and the two (2) appraisers shall select a third appraiser (the "THIRD APPRAISER") having the qualifications set forth above. In the event the appraisers selected by Landlord and Tenant cannot agree upon the Third Appraiser within such fifteen (15) day period, each party will, within ten (10) days thereafter, cause the appraiser selected by it to supply the name of one (1) appraiser having the qualifications as set forth above, and a representative of Landlord, with a representative of Tenant present, shall make a blind draw of one (1) name of the two (2) provided, who shall serve at the Third Appraiser. In the event only one (1) of the appraisers supplies the name of a prospective third appraiser during such ten (10) day period, the appraiser named by such appraiser shall be the Third Appraiser. Within twenty (20) days from the date of his appointment, the Third Appraiser shall make his determination of the Prevailing Market rate and will submit a written determination thereof to both parties and both appraisers. With a fifteen
                           (15) day period after delivery of the Third
                           Appraiser's determination of the Prevailing Market rate, the three (3) appraisers shall confer and attempt to reach agreement as to the Prevailing Market rate. In the event the three (3) appraisers cannot within the fifteen (15) day conference period reach a determination of the Prevailing Market rate, then the determination of any two (2) of the three
                           (3) appraisers shall be deemed to be the Prevailing Market rate. If the Third Appraiser fails to make his determination within the twenty (20) day period, or if two (2) appraisers cannot agree with the fifteen
                           (15) day conference period, the parties shall repeat the selection procedure hereinabove described and shall thereby choose a new Third Appraiser. If the Third Appraiser believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advise. The parties shall share equally in the costs of the Third Appraiser and of any experts retained by the Third Appraiser. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert. In the event that the Prevailing Market rate has not been determined by the commencement date of the Extension Period, Tenant shall pay Annual Base Rent upon the terms and conditions in effect for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Annual Base Rent shall be retroactively adjusted to the commencement of the Extension Period. If such adjustment results in an underpayment of Annual Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Annual Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Annual Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Annual Base Rent.

         Not less than eight (8) months prior to the Expiration Date, Tenant, by written notice to Landlord ("EXTENSION NOTICE"), may exercise Tenant's option to extend for either the One Year Extension Period or the Seven Year Extension Period; provided, however, that if Tenant shall fail to give any such Extension Notice, Tenant's right to exercise such option nevertheless shall continue until ten (10) days after Landlord shall have given Tenant notice of Landlord's election to terminate such option to extend, and Tenant may exercise such option at any time until the expiration of said ten (10) day period by the giving of an Extension Notice, it being the intention of the parties to avoid forfeiture of Tenant's right to extend the Lease Term through failure to deliver an Extension Notice within the time limit prescribed. If the option to extend the Lease Term is not exercised in the aforesaid manner, the Lease Term and Tenant's rights hereunder and its rights to occupy and possess the Premises shall expire on the Expiration Date.

XII.     DEFAULTS OF TENANT

         A. The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT":

                  1. If default shall be made in the due and punctual payment of any Rent or in the payment of any other amount to be paid by Tenant to Landlord, when and as the same shall become due and payable, and such default shall continue for a period of thirty (30) days after written notice thereof to Tenant; or

                  2. If default shall be made by Tenant in keeping, observing or performing any of the terms contained in this Lease, other than as referred to in subsection 1. of this Section XII and such default shall continue for a period of thirty (30) days after written notice thereof given by Landlord to Tenant, or such longer period as is reasonable to cure said default, if said default cannot, in good faith, be cured within said thirty (30) days, provided that Tenant promptly and in good faith commences the cure of the same within the thirty (30) day period and thereafter prosecutes the curing of such default in good faith;

                  3. If Tenant shall abandon any substantial portion of the Premises.

         B. If an Event of Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative.

                  1. Landlord may terminate this Lease by giving Tenant written notice of its election to do so, in which event the Lease Term shall end and all right, title and interest of Tenant hereunder shall expire on the date stated in such notice, and Landlord may immediately recover the amount by which all current and future rent and all other charges and monetary obligations due hereunder during the remainder of the Lease Term exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and all other damages to which Landlord is entitled under law, specifically including, without limitation, all Landlord's expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions);

                  2. Landlord may terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice to Tenant that Tenant's right of possession shall end on the date stated in such notice, whereupon Tenant's right to possess the Premises or any part thereof shall cease on the date stated in such notice; and

                  3. Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate legal or equitable remedy, including, without limitation, injunctive relief, and for recovery of all monies due or to become due from Tenant under any of the provisions of this Lease.

         C. If Landlord exercises either of the remedies provided for in Sections B.1 and B.2 above, Tenant shall surrender possession of and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law.

         D. If Landlord terminates Tenant's right to possess the Premises without terminating this Lease, Landlord may, at Landlord's option, enter into the Premises, remove Tenant's signs and other evidences of tenancy, and take and hold possession thereof, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from any obligation, including Tenant's obligation to pay the Rent, including any amounts treated as additional rent, hereunder for the full Lease Term. In any such case, Tenant shall pay forthwith to Landlord, if Landlord so elects, a sum equal to the entire amount of the Rent, including any amounts treated as additional rent hereunder, for the residue of the stated Lease Term plus any other sums provided herein to be paid by Tenant for the remainder of the Lease Term. Landlord may, but need not, relet the Premises or any part thereof for such rent and upon such terms as Landlord, in its sole discretion, shall determine (including the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet the Premises as a part of a larger area, and the right to change the character or use made of the Premises). If Landlord decides to relet the Premises or a duty to relet is imposed upon Landlord by law, Landlord and Tenant agree that Landlord shall only be required to use the same efforts Landlord then uses to lease other properties Landlord owns or manages (or if the Premises is then managed for Landlord, then Landlord will instruct such manager to use the same efforts such manager then uses to lease other space or properties which it owns or manages); provided, however, that Landlord (or its manager) shall not be required to give any preference or priority to the showing or leasing of the Premises over any other space that Landlord (or its manager) may be leasing or have available and may place a suitable prospective tenant in any such available space regardless of when such alternative space becomes available; provided, further, that Landlord shall not be required to observe any instruction given by Tenant about such reletting or accept any tenant offered by Tenant unless such offered tenant has a creditworthiness acceptable to Landlord and agrees to use the Premises in a manner consistent with the Lease. In any such case, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with Landlord's expenses of reletting, including, without limitation, any broker's commission incurred by Landlord. If the consideration collected by Landlord upon any such reletting plus any sums previously collected from Tenant are not sufficient to pay the full amount of all Rent, including any amounts treated as additional rent hereunder and other sums reserved in this Lease for the remaining Lease Term, together with the costs of repairs, alterations, additions, redecorating, and Landlord's expenses of reletting and the collection of the Rent accruing therefrom (including attorneys' fees and broker's commissions), Tenant shall pay to Landlord the amount of such deficiency upon demand. Tenant agrees that Landlord may file suit to recover sums falling due under this Section D from time to time.

XIII.    DESTRUCTION AND RESTORATION

         A. If the Building or the Premises or a substantial portion of either are rendered untenantable by fire or other casualty, and if such damage cannot, in Landlord's reasonable estimation, be materially restored within one hundred twenty (120) days of such damage, then Landlord may, at its sole option, terminate this Lease as of the date of such fire or casualty. Landlord shall exercise its option provided herein by written notice within thirty (30) days of such fire or other casualty. For purposes hereof, the Building or the Premises shall be deemed "materially restored" if they are in such condition as would not prevent or materially interfere with Tenant's use of the Premises for the purpose for which it was then being used.

         B. If this Lease is not terminated pursuant to Section XIII.A, then Landlord shall proceed with all due diligence to repair and restore the Building or the Premises, as the case may be (except that either Landlord or Tenant may elect not to rebuild and may terminate this Lease if such damage occurs during the last year of the Lease Term exclusive of any option which is unexercised at the date of such damage).

         C. If this Lease shall be terminated pursuant to this Section XIII, the Lease Term shall end on the date of such damage as if that date had been originally fixed in this Lease as the Expiration Date. If this Lease shall not be terminated pursuant to this Section XIII and if the Premises is rendered untenantable in whole or in part following such damage, the Rent payable during the period in which the Premises is untenantable shall be reduced in proportion to that part of the Premises which is rendered untenantable. In the event that Landlord should fail to complete such repairs and material restoration within one hundred fifty (150) days after the date of such damage, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, whereupon this Lease shall end on the date of such notice as if the date of such notice were the date originally fixed in this Lease as the Expiration Date; provided however, that if construction is delayed because of changes, deletions, or additions in construction requested by Tenant, strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

         D. In no event shall Landlord be required to rebuild, repair or replace any part of the partitions, fixtures, and other personal property which may have been placed in or about the Premises by Tenant.

XIV.     CONDEMNATION

         If, during the Lease Term, all or any material portion of the Premises shall be taken as the result of the exercise of the power of eminent domain or conveyed under threat thereof (hereinafter referred to as the "PROCEEDINGS"), this Lease and all right, title and interest of Tenant hereunder shall terminate on the earlier of taking of possession by the condemning authority or the date of vesting of title pursuant to such Proceedings. Landlord and Tenant each shall be entitled to an allocation of the award to be made in such Proceedings relative to their respective interests in the Premises; provided that Tenant shall not be entitled to receive any award for Tenant's loss of its leasehold interest, the right to such award being hereby assigned by Tenant to Landlord. For purposes hereof, any portion so taken shall be deemed "material" if the taking would prevent or materially interfere with the use of the Building or the Premises for the purpose for which it is then being used.

         If, during the Lease Term, less than a material portion of the Premises shall be taken, this Lease, upon the earlier of taking of possession by the condemning authority or vesting of title in the Proceedings, shall terminate as to the parts so taken, and the proceeds of the award for such taking shall be delivered to Landlord to restore that portion of the Premises not so taken to a complete architectural and mechanical unit and otherwise to make the remaining Premises appropriate for the use and occupancy of Tenant.

         In the event of any termination of this Lease, or any part thereof, as a result of any such Proceedings, Tenant shall pay to Landlord all Rent and all other charges payable hereunder with respect to that portion of the Premises so taken, apportioned to the date of such termination.

         In the event of a taking of less than a material portion of the Premises, the Rent payable hereunder during the period from and after the earlier of the taking of possession by the condemning authority and the date of vesting of title in such Proceedings through to the expiration or termination of this Lease (as the Lease Term may be extended) shall abate and be diminished in proportion to that part of the Premises which has been taken.

XV.      ASSIGNMENT AND SUBLETTING

         A. For the first three (3) Lease Years, Tenant shall be prohibited from assigning or pledging this Lease or subletting the whole or any part of the Premises, whether voluntarily or by operation of law, or permitting the use or occupancy of the Premises by anyone other than Tenant. Thereafter, Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, without the prior written consent of Landlord, and such restrictions shall be binding upon any assignee or subtenant to which Landlord has consented. Notwithstanding the foregoing, Tenant, upon at least ten (10) days prior notice to Landlord, shall be permitted to assign this Lease or to sublet the whole or any part of the Premises to a wholly owned subsidiary or to an entity with which Tenant may merge or consolidate (a "TENANT AFFILIATE") without the necessity of obtaining Landlord's consent.

         B. In the event Tenant desires to sublet the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord within a reasonable time prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease and copies of financial reports and other relevant financial information of the proposed subtenant or assignee. Tenant shall pay to Landlord, on demand, a reasonable service charge for the processing of the application for the consent and for the preparation of the consent.

         C. In the event Landlord consents to any such assignment or subletting, and as a condition thereto, Tenant shall pay to Landlord fifty percent (50%) of all profit derived by Tenant from such assignment or subletting. For purposes of the foregoing, profit shall be deemed to include, but shall not be limited to, the amount paid or payable to Tenant to effect or to induce Tenant to enter into any such transaction, and the amount of all rent and other consideration of whatever nature payable by such assignee or sublessee in excess of the Rent payable by Tenant under this Lease. If a part of the consideration for such assignment or subletting shall be payable other than in cash, the payment to Landlord of its share of such non-cash consideration shall be in such form as is satisfactory to Landlord. Tenant shall furnish to Landlord upon request from Landlord a complete statement setting forth in detail the computation of all profit derived and to be derived from such assignment or subletting, such computation to be in accordance with generally accepted accounting principles. Tenant agrees that Landlord or its authorized representatives shall be given access at all reasonable times to the books, records and papers of Tenant relating to any such assignment or subletting, and Landlord shall have the right to make copies thereof. The percentage of Tenant's profit due to Landlord hereunder shall be paid to Landlord within two (2) days of receipt by Tenant of any payment made from time to time by such assignee or sublessee to Tenant.

         D. Notwithstanding any permitted assignment or subletting, including, without limitation, an assignment or subletting to a Tenant Affiliate, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent herein specified and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided or provided by law, may, at its option, collect directly from such assignee or subtenant all Rents due and becoming due to Tenant under such assignment or sublease and apply such Rent against any sums due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant's obligations hereunder.

XVI.     SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT

         A. Provided that Tenant has received a reasonable Non-Disturbance Agreement (as hereinafter defined) from each Mortgagee (as hereinafter defined), Tenant's rights under this Lease are and shall remain subject and subordinate to the operation and effect of any mortgage, deed of trust or other security instrument now or hereafter affecting the Premises or the Building and all renewals, modifications, replacements, consolidations and extensions thereof or participations therein, whether the same shall be in existence on the date hereof or created hereafter (any such lease, mortgage, deed of trust or other instrument being referred to as a "MORTGAGE" and the person or persons having the benefit of same being referred to as a "MORTGAGEE"). Tenant's acknowledgment and agreement of subordination provided for in this Section XVI.A is self-operative and no further instrument of subordination shall be required; however, Tenant shall execute such further assurances thereof as may be requested, from time to time, by Landlord and upon Tenant's failure to execute and deliver to Landlord any such further assurances, Landlord is hereby authorized to execute the same for and on behalf of Tenant as Tenant's attorney-in-fact. As used herein, the term "NON-DISTURBANCE AGREEMENT" shall mean an agreement executed by a Mortgagee providing that, so long as Tenant is not then in default under the terms of this Lease, (1) such Mortgagee will not disturb Tenant's right to possess the Premises, (2) such Mortgagee will not name or join Tenant in any action or proceeding to foreclose the Mortgage unless required to do so by law or court rules or procedures, and (3) any sale of the mortgaged property or exercise by such Mortgagee of any of its rights under the Mortgage shall be subject to all rights of Tenant under this Lease.

         B. If and as a Mortgagee may so elect, this Lease and Tenant's rights hereunder shall be superior and prior in right to any Mortgage, with the same force and effect as if this Lease had been executed, delivered and recorded prior to the execution, delivery and recording of such Mortgage.

         C. If any person shall succeed to all or part of Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of Lease or otherwise, and if and as so requested or required by such successor-in-interest, Tenant shall, without charge, attorn to such successor-in-interest.

XVII.    LANDLORD'S ACCESS

         Tenant agrees to permit Landlord and its authorized representatives to enter upon the Premises at all reasonable times during ordinary business hours (or at any time in case of an emergency), upon reasonable prior notice, for the purpose of inspecting the same and making any necessary repairs or replacements which are the obligation of Landlord.

         Landlord shall also have the right at all reasonable times during ordinary business hours, upon reasonable prior notice, to enter upon the Premises and to exhibit the same for the purpose of mortgaging or selling the same or, during the final twelve (12) months of the Lease Term, leasing the same.

         In exercising its rights hereunder, Landlord shall refrain from any acts which may interfere with Tenant's use or occupancy of the Premises or access thereto. Without limiting the generality of the foregoing, Landlord acknowledges that it is necessary for Tenant to control access to the Premises in order to avoid unauthorized persons from viewing Tenant's trade secrets, proprietary products, technology and processes. Accordingly, while within the Premises, Landlord and its representatives, at Tenant's option, shall be accompanied by a representative of Tenant and shall comply with reasonable directions of such representative relative to safety and to the protection of Tenant's trade secrets and other proprietary information.

XVIII.   SURRENDER AND HOLDING-OVER

         Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon termination of Tenant's right to possession of the Premises, Tenant will at once surrender and deliver up the Premises, together with all improvements thereon (except as hereinafter provided), to Landlord, in good condition and repair, reasonable wear and tear and damage by casualty and condemnation excepted. Said improvements shall include all plumbing, lighting, electrical heating, cooling and ventilating fixtures and equipment, and all alterations, (excluding trade fixtures and equipment of Tenant). All permanent alterations, additions and improvements made in or upon the Premises by Tenant (excluding trade fixtures and equipment of Tenant) shall become Landlord's property and shall remain upon the Premises on any such termination without compensation, allowance or credit to Tenant.

         Upon the termination of this Lease, Tenant shall remove Tenant's personal property, trade fixtures and equipment; provided, however, that Tenant shall repair any injury or damage to the Premises which may result from such removal. If Tenant does not remove Tenant's personal property, trade fixtures and equipment from the Premises prior to the expiration or earlier termination of the Lease Term, Landlord, upon thirty (30) days' notice to Tenant, at its option, may remove the same (and repair any damage occasioned thereby) and dispose thereof or deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal repair, delivery and warehousing to Landlord within thirty (30) days of demand therefor.

         If Tenant or any party claiming under Tenant remains in possession of the Premises or any part thereof after any termination or expiration of this Lease, Landlord may treat such holdover as an automatic renewal of this Lease for a month-to-month tenancy at the rate of Rent last payable under this Lease, subject to all the terms and conditions provided herein, or as a tenant at sufferance, as Landlord's sole remedies.

XIX.     HAZARDOUS AND TOXIC MATERIALS

         As used herein:

         (a) "CLAIM" shall mean and include any demand, cause of action, proceeding or suit (i) for damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, or contribution; (ii) for the costs of site investigations, feasibility studies, information requests, health or risk assessments or Response actions; or (iii) for enforcing this
                  Section XIX.

         (b) "ENVIRONMENTAL LAW" shall mean and include all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, health, safety, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C.
                  Section 1251 et seq.; and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq.; as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act., and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq.; and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and any state lien and superlien and environmental clean-up statutes, with implementing regulations and guidelines. Environmental Laws shall also include all state, regional, county, municipal and other local laws, regulations and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials.

         (c) "HAZARDOUS MATERIALS" shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under the FIFRA; asbestos and asbestos-containing materials, PCBs and other substances regulated under TSCA; source material, special nuclear material, byproduct material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act.; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R.ss.1910.1200 et seq.


         (d) "MANAGE" or "MANAGEMENT" means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.

         (e) "RELEASE" or "RELEASED" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as "environment" is defined in CERCLA.

         (f) "RESPONSE" or "RESPOND" shall mean action taken in compliance with Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

         During the Lease Term, Tenant, at its sole cost and expense, shall (a) comply with all Environmental Laws and permits issued thereunder; (b) secure, maintain and comply with all permits required by Environmental Laws, and (c) not cause or allow the Release of any Hazardous Materials on, to or from the Premises.

         If Tenant's Management of Hazardous Materials at the Premises (a) results in or causes a Release which is not in compliance with Environmental Laws or permits issued thereunder;

(b) gives rise to liability or a Claim or requires a Response under common law or any Environmental Law or permit issued thereunder; or (c) causes a significant public health effect; then, in any and all such occurrences, Tenant shall, at its sole cost and expense, promptly take all applicable action in Response.

         Tenant agrees to indemnify, defend and hold Landlord and its officers, partners, directors, shareholders, employees and agents harmless from any Claims which arise from or are attributable to Tenant's breach of any of its obligations in this Section XIX or Claims which arise during or after the Lease Term, or in connection with the presence or suspected presence or Release of Hazardous Materials in, on or under the Premises, provided such Claims arise or such Hazardous Materials are present as the result of the acts of Tenant, its officers, employees or agents. Without limiting the generality of the foregoing, this indemnification shall survive the expiration of this Lease for a period of three (3) years and does specifically cover costs incurred in connection with any investigation of site conditions or any Response because of the presence or suspected presence or Release of Hazardous Materials in, on or under the Premises, provided the Hazardous Materials are present as the result of the acts of Tenant, its officers, agents or employees.

XX.      DEFAULTS BY LANDLORD

         If Landlord should be in default in the performance of any of its obligations under this Lease, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default, or if such default is of a nature that requires more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure (and Landlord has not undertaken procedures to cure the default within such thirty
(30) day period and diligently pursued such efforts to complete such cure), Tenant may, in addition to its other remedies at law, in equity or as set forth in this Lease, seek to recover any and all direct damages (but not consequential or speculative damages) sustained by Tenant as a result of Landlord's breach.

XXI.     ATTORNEYS' FEES

         In the event that at any time during the Lease Term either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expenses of attorneys' fees and paralegal fees and disbursements incurred therein by the successful party. Such reimbursement shall include all legal expenses incurred prior to trial, at trial and at all levels of appeal and post-judgment proceedings.

XXII.    FORCE MAJEURE

         In the event that either party hereto shall be delayed or hindered in or prevented from the performance required hereunder by reason of strikes, lockouts, labor troubles, failure of power, riots, insurrection, war, acts of God, or other reason of like nature not the fault of the party delayed in performing work or doing acts (hereinafter, "PERMITTED DELAY" or "PERMITTED DELAYS"), such party shall be excused for the period of time equivalent to the delay caused by such Permitted Delay. Notwithstanding the foregoing, any extension of time for a Permitted Delay shall be conditioned upon the party seeking an extension of time delivering written notice of such Permitted Delay to the other party within ten (10) days of the event causing the Permitted Delay.

XXIII.   MISCELLANEOUS PROVISIONS

         A.       Indemnity.

                  1. To the extent not expressly prohibited by law, Landlord and Tenant each (in either case, the "INDEMNITOR") agrees to hold harmless and indemnify the other and the other's respective agents, partners, shareholders, officers, directors and employees (collectively, the "INDEMNITEES") from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against the Indemnitees, including reasonable attorney's fees and expenses, for death or injury that may arise from or be caused directly or indirectly by any negligent act or omission or any willful misconduct of Indemnitor or any of Indemnitor' s respective agents, partners, or employees. Such third parties shall not be deemed third party beneficiaries of this Lease. In case any action, suit or proceeding is brought against any of Indemnitees by reason of any such act of Indemnitor or any of Indemnitor respective agents, partners or employees, then Indemnitor will, at Indemnitor's expense and at the option of said Indemnitees, by counsel approved or selected by said Indemnitees, resist and defend such action, suit or proceeding.

                  2. In addition to the indemnification set forth above, Tenant shall indemnify, defend and hold Landlord, its principals, agents, employees and any Mortgagee(s) harmless against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects' and attorneys' fees, which may be imposed upon, incurred by or asserted against Landlord and arising, directly or indirectly out of or in connection with the use or occupancy of the Premises by, through or under Tenant and (without limiting the generality of the foregoing) any of the following occurring during the Term: (i) any work or thing done in, on or about the Premises or any part thereof by Tenant or any of its assignees, concessionaires, agents, contractors, employees or invitees; (ii) any use, non-use, possession, occupation, condition, operation, maintenance or management of the Premises or any part thereof; (iii) any act or omission of Tenant or any of its assignees, concessionaires, agents, contractors, employees or invitees; (iv) any injury or damage to any person or property occurring in on or about the Premises or any part thereof; or (v) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease with which Tenant, on its part must comply or perform. In case any action or proceeding is brought against Landlord by reason of any of the foregoing, Tenant shall, at Tenant's sole cost and expense, resist or defend such action or proceeding by counsel approved by Landlord.

         B. Notices. All notices, demands and requests which may be or are required to be given, demanded or requested by either party to the other shall be in writing. All notices, demands and requests by Landlord to Tenant shall be sent by United States registered or certified mail postage prepaid, or by commercial overnight delivery service or other personal service (with evidence of receipt), addressed to Tenant as follows:

                           501 North Broadway
                           St.  Louis, Missouri 63102
                           Attention: Legal Department

or at such other place as Tenant may from time to time designate by written notice to Landlord. All notices, demands and requests by Tenant to Landlord shall be sent by United States registered or certified mail, postage prepaid, or by commercial overnight delivery service or other personal service (with evidence of receipt), addressed to Landlord as follows:

                           ____________________
                           ____________________
                           Attention:__________

or at such other place as Landlord from time to time may designate by written notice to Tenant. Notices, demands and requests which shall be served upon Landlord by Tenant, or upon Tenant by Landlord, by mail in the manner aforesaid, shall be deemed to be sufficiently served or given for all purposes hereunder on the second (2nd) business day after mailing, and notices served by overnight delivery service shall be deemed served or given on the first (1st) business day after delivery to such service.

         C. Quiet Possession. Landlord covenants and agrees that Tenant upon paying the Rent, and upon observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, observed and performed, shall lawfully and quietly hold, occupy and enjoy the Premises (subject to the provisions of this Lease) during the Lease Term (as it may be extended from time to time as expressly provided herein) without hindrance or molestation by Landlord or by any person or persons claiming under Landlord.

         D. Estoppels. Tenant, without charge, at any time and from time to time, within twenty (20) days after written request by Landlord, shall certify by written instrument, duly executed, acknowledged and delivered to any Mortgagee, assignee of a Mortgagee, proposed Mortgagee, or to any purchaser or proposed purchaser or transferee of the Landlord, the Building or the Premises or any interest therein:

                  1. That this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect, as modified, and stating the modifications);

                  2. The dates to which the Rent has been paid in advance;

                  3. Whether or not there are then existing any breaches or defaults by Tenant or by Landlord and known by Tenant under any of the covenants, conditions, provisions, terms or agreements of this Lease, and specifying such breach or default, if any, or any set-offs or defenses against the enforcement of any covenant, condition, provision, term or agreement of this Lease upon the part of Tenant to be performed or complied with (and, if so, specifying the same and the steps being taken to remedy the same);

                  4. That Tenant has made no advancements to or on behalf of Landlord for which it has the right to deduct from, or offset against, future Rent payments;

                  5. Tenant has accepted the Premises and is in full and complete possession thereof; and

                  6. Such other statements or certificates as Landlord or any Mortgagee may reasonably request.

         E. No Waiver. Landlord shall not be deemed to have waived any breach of any term, covenant, or condition herein contained unless the same has been specifically waived by Landlord in writing. Any such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

         F. Partial Invalidity. If any covenant, condition, provision, term or agreement of this Lease shall, to any extent, be held invalid or unenforceable, the remaining covenants, conditions, provisions, terms and agreements of this Lease shall not be affected thereby, but each covenant, condition, provision, term or agreement of this Lease shall be valid and in force to the fullest extent permitted by law. This Lease shall be construed and be enforceable in accordance with the laws of the State of Missouri.

         G. Binding on Successors. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord and its successors and assigns, and Tenant and its successors and assigns. Upon any sale or other transfer by Landlord of its interest in the Building, Landlord shall be relieved of any obligations under this Lease occurring subsequent to such sale or other transfer.

         H. Captions. The caption of each section of this Lease is for convenience and reference only and in no way defines, limits or describes the scope or intent of such section or of this Lease.

         I. No Partnership. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant, the sole relationship between Landlord and Tenant established by this Lease being that of landlord and tenant.

         J. Complete Agreement. All preliminary and contemporaneous negotiations are merged into and incorporated in this Lease. This Lease contains the entire agreement between the parties and shall not be modified or amended in any manner except by an instrument in writing executed by the parties hereto.

         K. Time of the Essence. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

         L. No Brokers. Each party represents and warrants to the other that it has not dealt with any broker in connection with this Lease and agrees to indemnity and hold the other party and its agents, officers, directors and employees harmless from all losses, damages, liabilities, claims, liens, costs and expenses, including, without limitation, attorneys' fees, arising from any claims or demands of any broker or brokers, salespersons or finders for any commission or fee alleged to be due such broker or brokers, salespersons or finders based upon such broker or brokers, salespersons or finders having dealt with the indemnifying party in connection with this Lease.

         M. Consents. Subject to specific conditions as to consents and approvals provided for in other sections of this Lease, no consent or approval required under this Lease shall be unreasonably withheld or delayed.

         N. Counterparts. This Lease may be executed in counterparts, each of which when taken together shall constitute one instrument.

         O. Jointly Drafted. This Lease represents the product of the joint negotiation, preparation and agreement of and between the parties hereto and is not to be construed against one party or the other as the principal drafter.

         P. Authority. Landlord has full power, right and authority to enter into this Lease and to perform each and all of the terms, provisions, covenants, agreements, matters and things herein provided to be performed by Landlord, and to execute and deliver all documents provided hereunder to be executed and delivered by Landlord; and this Lease does not, nor does or will the performance by Landlord of its obligations hereunder, contravene any provision of law or any covenant, indenture or agreement binding upon Landlord. Tenant has full power, right and authority to enter into this Lease and to perform each and all of the terms, provisions, covenants, agreements, matters and things herein provided to be performed by Tenant, and to execute and deliver all documents provided hereunder to be executed and delivered by Tenant; and this Lease does not, nor does or will the performance by Tenant of its obligations hereunder, contravene any provision of law or any covenant, indenture or agreement binding upon Tenant.

         Q. Remedies Cumulative. No reference to any specific right or remedy in this Lease shall preclude Landlord from exercising any other right, from having any other remedy, or from maintaining any action to which it may otherwise be entitled under this Lease, at law or in equity. Without limiting the generality of the foregoing sentence, the maintenance of any action or proceeding to recover possession of the Premises or any installment or installments of Rent or any other monies that may be due or become due from Tenant to Landlord shall not preclude Landlord from thereafter instituting and maintaining subsequent actions or proceedings for the recovery of possession of the Premises or of any other monies that may be due or become due from Tenant. Any entry or reentry into the Premises by Landlord shall not be deemed to absolve or discharge Tenant from liability under this Lease.

         R. Building Name. So long as Tenant remains in possession of fifty percent (50%) or more of the Rentable Area of the Building, the Building will continue to be called The Edison Building, references to or identification of portions of the Building by reference to members of the founding Edison family, by name or collectively as the "Founders" and the street or mailing address of Tenant will not be changed without the consent of Tenant, which consent Tenant may withhold at its sole discretion. In addition, no other person or entity will be permitted to use the street or mailing address of Tenant.

         S. Limitation on Right of Recovery against Landlord. It is specifically understood and agreed that there shall be no personal liability of Landlord (nor Landlord's agent) in respect to any of the covenants, conditions or provisions of this Lease. In the event of a breach or default by Landlord of any of its obligations under this Lease, Tenant shall look solely to the equity of the Landlord in the Building for the satisfaction of Tenant's remedies.

         T. Survival. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Term of the Lease, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant's obligations accruing prior to the expiration of the term.

         U. Certain Rights Reserved To Landlord. Landlord reserves and may exercise any of the following rights without affecting Tenant's obligations hereunder:

                  1. to change the name or street address of the Building (except as restricted in Section XXIII.R above);

                  2. to install and maintain a sign or signs on the exterior of the Building;

                  3. to have access for Landlord and the other tenants of the Building to any mail chutes located on the Premises according to the rules of the United States Post Office;

                  4. to designate all sources furnishing sign painting and lettering, ice, drinking water, towels, coffee cart service and toilet supplies, lamps and bulbs used on the Premises; and

                  5. to close the Building after regular working hours and on the legal holidays subject, however, to Tenant's right to admittance, under such reasonable regulations as Landlord may prescribe from time to time, which may include by way of example but not of limitation, that persons entering or leaving the Building identify themselves to a watchman by registration or otherwise and that said persons establish their right to enter or leave the Building.

The Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of the Tenant's use or possession and without being liable in any manner to the Tenant and without abatement of Rent or affecting any of the Tenant's obligations hereunder.

         IN WITNESS WHEREOF, each of the parties has caused this Lease to be duly executed as of the day and year first above written.

TENANT:                                       LANDLORD:

EDISON BROTHERS STORES, INC.,                 EBS BUILDING, L.L.C., a Delaware
a Delaware corporation                        limited liability company

                                              By: Price Waterhouse LLP,
                                                  Manager EBS Building, L.L.C.

By: /s/ Allen A. Sachs                        By: /s/ Keith F. Cooper
   ---------------------------------              ------------------------------
       Allen A. Sachs                             Keith F. Cooper

Its:   Executive Vice President               Its:Partner
   ---------------------------------              ------------------------------

1ST FLOOR - 34,065 RENTABLE SQUARE FEET



                           EXHIBIT "A" - PAGE 1 OF 7

2ND FLOOR - 25,187 RENTABLE SQUARE FEET



                           EXHIBIT "A" - PAGE 2 OF 7

3RD FLOOR - 46,008 RENTABLE SQUARE FEET


                           EXHIBIT "A" - PAGE 3 OF 7

4TH FLOOR - 46,008 RENTABLE SQUARE FEET


                           EXHIBIT "A" - PAGE 4 OF 7

5TH FLOOR - 46,008 RENTABLE SQUARE FEET



                           EXHIBIT "A" - PAGE 5 OF 7

6TH FLOOR - 31,392 RENTABLE SQUARE FEET



                            EXHIBIT "A" - PAGE 6 OF 7

7TH FLOOR - 31,392 RENTABLE SQUARE FEET


                           EXHIBIT "A" - PAGE 7 OF 7

1ST FLOOR - 34,065 RENTABLE SQUARE FEET

                           EXHIBIT "B" - PAGE 1 OF 2

2ND FLOOR - 25,187 RENTABLE SQUARE FEET


                           EXHIBIT "B" - PAGE 2 OF 2

                              THE EDISON BUILDING

                                   2ND FLOOR













                                  EXHIBIT "C"

B1


                              EXHIBIT "D" - 1 OF 2

B2




                              EXHIBIT "D" - 2 OF 2

                                    EXHIBIT E

                         BUILDING RULES AND REGULATIONS


         The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage associated therewith and the appurtenances thereto:

         1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material of any nature shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant's employees to loiter in common areas or elsewhere in or about the Building.

         2. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances as a result of misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not in any case be responsible therefor.

         3. No signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building, except those of such color, size, style and in such places as shall be first approved in writing by Landlord. No nails, hooks or screws shall be driven or inserted into any part of the Premises or Building except by the Building maintenance personnel, nor shall any part of the Building be defaced by Tenant.

         4. Landlord may provide and maintain alphabetical directory boards listing all tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

         5. Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment or items, which in all cases shall not in the opinion of Landlord exceed acceptable floor loading and weight distribution requirements. All damage done to the Building by the installation, maintenance, operation, existence or removal of any property of Tenant shall be repaired at the expense of Tenant.

         6. Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building any handbills, promotional materials or other advertising; or (3) conduct or permit any other activities in the Building that might constitute a nuisance.

         7. No animals, except seeing eye dogs, shall be brought into or kept in, or about the Premises.

         8. No inflammable, explosive or dangerous fluid or substance shall be used or kept by Tenant in the Premises or Building. Tenant shall not, without Landlord's prior written consent, use, store, install, spill, remove, release or dispose of within or about the Premises or any other portion of the Building, any asbestos-containing materials or any solid, liquid or gaseous material now or hereafter considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental law which may now or hereafter be in effect. If Landlord does give written consent to Tenant pursuant to the foregoing sentence, Tenant shall comply with all applicable laws, rules and regulations pertaining to and governing such use by Tenant, and shall remain liable for all costs of cleanup or removal in connection therewith.

         9. Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the

                  Premises or the Building; without limiting the foregoing, Tenant shall not use or permit the Premise or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

         10. Tenant shall not take any action which would violate Landlord's labor contracts affecting the Building or which would cause any work stoppage, picketing, labor disruption or dispute, or any interference with the business of Landlord or any other tenant or occupant of the Building or with the rights and privileges of any person lawfully in the Building. Tenant shall take any actions necessary to resolve any such work stoppage, picketing, labor disruption, dispute or interference and shall have pickets removed and, at the request of Landlord, immediately terminate at any time any construction work being performed in the Premises giving rise to such labor problems, until such time as Landlord shall have given its written consent for such work to resume. Tenant shall have no claim for damages of any nature against Landlord, its agents, employees, contractors, officers or directors in connection therewith.

         11. Tenant shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises except as included in Basic Costs. Tenant shall bear the cost and expense of such extermination services.

         12. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building. Tenant shall not furnish any cooling or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Landlord's prior written consent.

         13. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, goods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant's employees, and only if such operation does not violate the lease of any other tenant of the Building.

         14. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purpose.

         15. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant's agents, employees, contractors, guests and invitees shall comply with Landlord's reasonable requirements relative thereto.

         16. Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

         17. At no time shall Tenant permit any person, including but not limited to Tenant's agents, employees, contractors, guests, or invitees to smoke in the Building.

         18. The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and such cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles necessary to prevent unreasonable hardship to Landlord regarding cleaning service.

FLOOR CONFERENCE AREA



                                   EXHIBIT "F"